ROBERT POLLAN
EMPLOYMENT AGREEMENT

Agreement dated as of February 5, 2007, between Capital Growth Systems, Inc., a Florida corporation, having a place of business at 50 East Commerce Drive, Suite A, Schaumburg, Illinois 60173 (the “Company”), and Robert A. Pollan (the “Executive”).

WITNESSETH

WHEREAS, the Company wishes Executive to serve as Chief Information & Strategy Officer of the Company, effective immediately and Executive wishes to serve in such capacity, subject to the terms and conditions hereof;

WHEREAS, the Board of Directors (“Board”) of the Company believes it to be in the best interests of the Company to enter into this Agreement to assure Executive’s services to the Company and to encourage Executive’s full attention and dedication to the Company; and

WHEREAS, in order to accomplish all the above objectives, the Board has authorized the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein contained, including the foregoing recitals which are made a part hereof, the Company and Executive hereby agree as follows:

1. Certain Definitions.

(a) The “Effective Date” shall mean the date hereof.

(b) The “Change-in-Control Date” shall mean the first date during the Employment Period (as defined in Section 1(c)) on which a Change-in-Control (as defined in Section 2) occurs.

(c) The “Employment Period” shall mean the period commencing on the Effective Date and ending on the second (2nd) anniversary of such date; provided, however, that on each anniversary of the Effective Date, and on each successive annual anniversary of such date thereafter (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the Employment Period shall be automatically extended so as to terminate on one (1) year from such Renewal Date, unless at least ninety (90) days prior to the Renewal Date either party shall give notice to the other that the Employment Period shall not be so extended; and provided, further, that upon the occurrence of a Change-in-Control Date, the Employment Period shall automatically be extended so as to terminate on the first (1st) anniversary of such date.

2. Change-in-Control. For the purpose of this Agreement, a “Change-in-Control” or “Change-in-Control” shall mean:

(a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change-in-Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (z) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively of the Outstanding Company Common Stock and Outstanding Company Voting Securities in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(b) Completion by the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 50% of, respectively, of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; or

(c) Completion by the Company of (i) a complete liquidation or dissolution of Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

3. Employment Period. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company, during the Employment Period under the terms and conditions provided herein.

4. Terms of Employment.

(a) Position and Duties. Executive is appointed to the position of Chief Information & Strategy Officer of the Company and shall have the normal duties, responsibilities and authority of the position of Chief Information and Strategy Officer, subject to the power of the Board or the Company’s CEO to limit such duties, responsibilities and authority. Executive may perform his duties in Wayne, Pennsylvania or mutually agreed location or as otherwise mutually agreed by the Company and Executive. The Company agrees to make an office available to Executive in the city specified by the Executive at a location mutually agreeable to Executive and Company. Excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is also expressly understood and agreed that to the extent that such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. The Company shall pay Executive a base salary at an annual rate of $200,000 (initially and as adjusted in accordance with the terms of this Agreement, “Base Salary”). Base Salary shall be reviewed at least annually and shall be adjusted as agreed between the Board and Executive (in the event no agreement is reached, Base Salary shall remain unchanged). Any increase in Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Base Salary shall not be reduced after any such increase including in connection with Company wide reductions applied to other senior executives of the Company.

(ii) Additional Compensation. In addition to Base Salary, Executive shall be eligible to receive an annual bonus based upon the attainment of certain performance goals and objectives established by the Board and/or the Company’s Chief Executive Officer and in accordance with the Company’s business plan, as may be approved annually by the Board. The incentive bonus amount to be paid to Executive will be determined annually by the Board; it shall be initially set at $200,000, based upon 100% achievement of his annual plan. There will be no cap, increasing linearly with increased profit performance for over plan achievement. Plan metrics will be set annually and agreed to by the CEO. Executive shall also be eligible for stock awards under the Company’s current equity incentive plan and any successor or additional plans, as determined by the Board.

(iii) Fringe Benefits. While Executive is employed by the Company under this Agreement, Executive shall be entitled to participate in all insurance, vacation days and other benefit plans or programs as are provided from time to time by the Company to its other executives, in accordance with the terms of such plans or programs and the Company’s benefits practices then in effect.

(iv) Stock Options.

(1) Grant of Option/Price. The Company agrees to grant Executive stock options, as of the Effective Date, to acquire 500,000 shares of the Company’s common stock for a strike price equal to a per share price equal to the average closing price of the Company’s common stock for the last ten trading days immediately preceding the date of this Agreement (the “Ten Day Average Closing Price”) (as equitably adjusted for reverse splits, forward splits and recapitalizations) (the “Employee Options”). The Employee Options shall be governed by an option agreement between Executive and the Company, in substantially the form attached hereto (the “Option Agreement”).

(2) Vesting. In accordance with the Option Agreement (i) 25% of the Employee Options shall vest immediately upon the Effective Date, and (ii) 25% shall thereafter vest on the yearly anniversary of this Agreement over the next three (3) years, commencing on February 5, 2008, with 100% vested on February 5, 2010, subject to the terms hereof (including accelerated vesting in the event of Change in Control as specified below) and the Option Agreement.

(v) Performance Equity Options.

(1) Grant of Performance Option. The Company agrees to grant, as of the Effective Date, options to acquire 1,000,000 shares of the Company’s common stock for a strike price equal to the Ten Day Average Closing Price per share (as equitably adjusted for reverse splits, forward splits and recapitalizations) (the “Performance Options”) as an incentive to attain certain revenue objectives as set forth in clause (2) hereof.

(2) Vesting. In accordance with the Performance Option Agreement, the Performance Options shall vest on the following basis. Upon realization by the Company of an incremental $20 million of third party service and/or maintenance revenue from new or existing customers with the calculation commencing one day prior to the Effective Date, with gross margins in excess of 30%, pursuant to an agreement of one year or more, Executive shall vest, incrementally, in 50% of the option shares of the total number of share in the Performance Options. The Executive shall vest in the remaining shares in the Performance Options upon realization by the Company of a second $20 million of third party service and/or maintenance revenue from new customers, with gross margins in excess of 30%.

(c) Board Seat. The Company reserves the right to appoint the Executive to serve on the Board of Directors of the Company, subject in all events to there being an available board seat for such appointment, and the Executive agrees to duly consider serving on the Board of Directors of the Company if so appointed; the Company also reserves the right to nominate the Executive to serve on its Board of Directors, and the Executive agrees to duly consider any such nomination.

(d) Expenses. The Company shall reimburse Executive for all reasonable and ordinary expenses incurred by Executive in the performance of Executive’s duties hereunder including expenses for entertainment, travel and similar items that arise related to and for promoting the business of the Company; provided, however, that Executive shall account to the Company for such expenses in the manner customarily prescribed by the Company for its executives.

(e) Next Equity Financing. For purposes of this Agreement, Next Equity Financing means the closing of a capital raise by the Company in a minimum aggregate gross proceeds of $6.0 million (the “Next Equity Financing”).

5. Termination.

(a) Death or Disability. This Agreement shall terminate automatically upon Executive’s death. If the Company determines in good faith that the Disability of Executive has occurred (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment hereunder. In such event, Executive’s employment with the Company shall terminate effective on the 90th day after receipt by Executive of such notice given at any time after a period of six consecutive months of Disability and while such Disability is continuing (the “Disability Effective Date”), provided that, within the 90 days after such receipt, Executive shall not have returned to at least 80% of full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” means disability which, at least six months after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). During such three month period and until the Disability Effective Date, Executive shall be entitled to all compensation provided for under Section 4 hereof.

(b) Cause. The Company may terminate this Agreement and Executive’s employment with the Company for Cause. For purposes of this Agreement, “Cause” means: (i) an act or acts of personal dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company, (ii) repeated violations by Executive of Executive’s obligations under Section 4(a) of this Agreement which are demonstrably willful and deliberate on Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, or (iii) the conviction of Executive of a felony.

(c) Good Reason. During the Employment Period, Executive’s employment hereunder may be terminated by Executive for Good Reason. For purposes of this Agreement, “Good Reason” means:

(i) the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement (including, without limitation, failure to comply with Section 4(c), or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;

(ii) any action by the Company which results in the diminution of Executive’s position, authority, duties, or responsibilities or any change whereby Executive is not reporting exclusively to the CEO and is a member of the Company’s Executive Committee;

(iii) any failure by the Company to comply with any of the material provisions of this Agreement;

(iv) the Company requiring Executive to be based at any office or location other than that described in Section 4(a) hereof, except for travel reasonably required in the performance of Executive’s responsibilities;

(v) any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement; or

(vi) any failure by the Company to comply with and satisfy Sections 4(c) or 11(c) of this Agreement.

Prior to giving a Notice of Termination for Good Reason, Executive shall notify the Company within 30 days of action the Company has taken in such 30 day period, together with any other similar actions within the prior six months, which Executive believes constitutes Good Reason. The Company shall have 30 days to cure such circumstances, and if not cured to the reasonable satisfaction of Executive, then Executive may give such Notice of Termination for Good Reason.

(d) Change-in-Control. Executive’s employment may be terminated by Executive within six (6) months of a Change-in-Control.

(e) Notice of Termination. Any termination of Executive’s employment hereunder by the Company for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to such other party hereto given in accordance with 13(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board (excluding Executive) at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

(f) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if Executive’s employment hereunder is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination and (ii) if Executive’s employment hereunder is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination.

(a) Death. If Executive’s employment hereunder is terminated by reason of Executive’s death, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by Executive as of the Date of Termination, including, for this purpose (i) Executive’s Base Salary through the Date of Termination at the rate in effect on the Date of Termination disregarding any reduction in Base Salary in violation of this Agreement, and (ii) any compensation previously deferred by Executive and not yet paid by the Company (including accrued interest thereon) and any accrued vacation pay not yet paid by the Company (such amounts specified in clauses (i) and (ii) are hereinafter referred to as “Accrued Obligations”). All such Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In addition, if Executive’s employment is terminated by reason of Executive’s death, Executive’s estate will have one (1) year to exercise any options vested or earned as of the Date of Termination and all unvested or otherwise unearned options (whether in connection with the Employee Options or the Performance Option) will terminate on the Date of Termination. Anything in this Agreement to the contrary notwithstanding, Executive’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its subsidiaries to surviving families of employees of the Company and such subsidiaries under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect on the date of Executive’s death with respect to other key employees of the Company and its subsidiaries and their families.

(b) Disability. If Executive’s employment is terminated by reason of Executive’s Disability, this Agreement shall terminate without further obligations to Executive, other than those obligations accrued or earned and vested (if applicable) by Executive as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, if Executive’s employment is terminated by reason of Executive’s Disability, Executive or his personal representative will have one (1) year to exercise any options vested or earned as of the Date of Termination and all unvested or otherwise unearned options (whether in connection with the Employee Options or the Performance Option) will terminate on the Date of Termination. Anything in this Agreement to the contrary notwithstanding, Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its subsidiaries to disabled employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect on or after the Effective Date or, if more favorable to Executive and/or Executive’s family, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries and their families.

(c) Cause. If Executive’s employment shall be terminated for Cause, this Agreement shall terminate without further obligations to Executive other than those obligations accrued or earned and vested (if applicable) by Executive as of the Date of Termination, including for this purpose all Accrued Obligations, including any vested Employee Options or vested Performance Options. All such Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination. Notwithstanding anything herein to the contrary, if Executive’s employment is terminated for Cause, Executive will have thirty (30) days to exercise any options vested or earned as of the Date of Termination and all unvested or otherwise unearned options (whether in connection with the Employee Options or the Performance Options) will terminate on the Date of Termination.

(d) Other than for Good Reason. If Executive terminates employment other than for Good Reason prior to a Change-in-Control, this Agreement shall terminate without further obligations to Executive, other than those obligations accrued or earned and vested (if applicable) by Executive through the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination. Notwithstanding anything herein to the contrary, if Executive’s employment is terminated for other than Good Reason by Executive, Executive will have one (1) year to exercise any options vested or earned as of the Date of Termination and all unvested or otherwise unearned options (whether arising from the Employee Options or the Performance Options) will terminate on the Date of Termination.

(e) Good Reason or Other Than for Cause. If the Company shall terminate Executive’s employment hereunder other than for Cause or if Executive shall terminate his employment hereunder for Good Reason:

(i) the Company shall pay to Executive in a lump sum in cash within thirty (30) days (or such longer period necessary for the release referred to in Section 9(f) to become irrevocable) after the Date of Termination all such Accrued Obligations;

(ii) the Company shall, for a period of one year after the Date of Termination continue to pay the Base Salary and benefits to Executive and/or Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iii) including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries in effect on the Date of Termination; provided that the Company shall not be required to provide a benefit or benefits under this Section (other than continuation of Base Salary) to the extent Executive is reemployed during such one year period and such subsequent employer provides a comparable benefit or benefits; and

(iii) in addition to the foregoing, (A) all of Executive’s unvested Employee Options or Performance Options shall immediately vest, and (B) all of Executive’s options (whether arising from the Employee Options or the Performance Option) as of the Date of Termination shall remain exercisable for two (2) years after such Date of Termination.

(f) Good Reason - Change-in-Control. If Executive shall terminate his employment within six (6) months of a Change-in-Control:

(i) if the termination is accompanied by any element of Good Cause set forth in Section 5(c )(i) - (vi) also being present, the Company shall pay to Executive in a lump sum in cash within thirty (30) days (or such longer period necessary for the release referred to in Section 9(f) to become irrevocable) after the Date of Termination all such Accrued Obligations plus three times (3x) less $1.00 of an amount equal to Executive’s average base salary and incentive payments paid to the Executive in the prior three years or such lesser period of time that Executive has been employed by the Company; in the event such termination is not accompanied by Good Cause then the Executive shall be paid the same amount immediately set forth above but the multiplier in the prior sentence shall be one and one-half times (1.5x), not three (3x) times; and

(ii) in addition to the forgoing, (A) all of Executive’s unvested Employee Options or Performance Options shall immediately vest, and (B) all of Executive’s options (whether arising from the Employee Options or the Performance Option) as of the Date of Termination shall remain exercisable for two (2) years after such Date of Termination.

(g) Change-in-Control. In addition to the vesting of Executive’s options provided elsewhere in this Agreement, Executive’s unvested options shall become vested as follows:

(i) Employee Options. With regard to Employee options granted to Executive pursuant to Section 4(b)(iv), 100% of such options shall vest immediately prior to the completion of a Change-in-Control, unless at the time of such Change-in-Control transaction, the unvested options are substituted or continued by the acquirer, regardless of whether Executive’s employment is terminated.

(ii) Performance Options. With regard to Performance Options granted under Section 4(b)(v), such options shall vest as follows:

(1) 50% shall vest immediately if at anytime after the occurrence of a Change-in-Control or the announcement of a Change-in-Control the price per share of the Company’s common stock equals or exceeds $1.80; and

(2) 100% shall vest immediately if at anytime after the occurrence of a Change-in-Control or the announcement of a Change-in-Control the price per share of the Company’s common stock equals or exceeds $2.35.

Upon the completion of a Change-in-Control, any such Performance Options that remain unvested after the application of provisions (1) and (2) of this Section 6(g)(ii) shall expire.

7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by Company, the Company or any of their respective subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option, restricted stock or other agreements with Company, the Company or any of their respective subsidiaries. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of Company, the Company or any of their respective subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy practice or program.

8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

9. Certain Covenants of Executive.

(a) As used in Section 9 and Section 10, the Company shall include the Company and each corporation, partnership, or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

(b) While Executive is employed by the Company and, following the termination of Executive’s employment for any reason, until the first anniversary of the Date of Termination, Executive will not, directly or indirectly:

(i) employ or attempt to employ any director, officer, or employee of the Company, or otherwise interfere with or disrupt any employment relationship (contractual or other) of the Company;

(ii) solicit, request, advise, or induce any present or potential customer (defined by those companies from which the Company has either solicited business or have prepared marketing proposals for the solicitation of business within the past 12 months prior the Date of Termination), supplier, or other business contact of the Company to cancel, curtail, or otherwise change its relationship with the Company; or

(iii) publicly criticize or disparage in any manner or by any means the Company or its management, policies, operations, products, services, practices, or personnel.

(c) Executive hereby acknowledges and agrees that all non-public information and data of the Company, including without limitation that related to product and service formulation, customers, pricing, sales, and financial results (collectively, “Trade Secrets”) are of substantial value to the Company, provide it with a substantial competitive advantage in its business, and are and have been maintained in the strictest confidence as trade secrets. Except as permitted by the Board, or as appropriate in the performance of Executive’s duties in the normal course of business, Executive shall not at any time disclose or make accessible to anyone any Trade Secrets.

(d) Executive acknowledges and agrees that this Section 9 and each provision hereof are reasonable and necessary to ensure that the Company receives the expected benefits of this Agreement and that violation of this Section will harm the Company to such an extent that monetary damages alone would be an inadequate remedy. Consequently, in the event of any violation or threatened violation by Executive of any provision of this Section, the Company shall be entitled to an injunction (in addition to all other remedies it may have) restraining Executive from committing or continuing such violation. If any provision or application of this Section is held unlawful or unenforceable in any respect, this Section shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

(e) Upon termination of Executive’s employment for any reason, Executive covenants to resign from the Board effective no later than the Termination Date.

(f) Prior to the payment of any amount pursuant to Section 6, Executive shall have executed the release in the form set forth as Exhibit A (with the blanks appropriately filled in) and such release shall have become irrevocable. The release shall exclude those claims related to Executive’s vested Employee Options, vested Performance Options, Accrued Obligations, the obligations of paragraph 9(g), and any rights of indemnification from third party claims that existed prior to Executive’s termination.

(g) Upon termination of the Executive’s employment for any reason, the Company shall not publicly criticize or disparage in any manner or by any means the Executive. Upon termination of the Executive’s employment for any reason, Executive shall not publicly criticize or disparage in any manner or by any means the Company.

10. Creations.

(a) Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, and improvement (whether patented or not) conceived by Executive and all copyrighted or copyrightable matter created by Executive during the Term hereof that relates to the Company’s business (collectively, “Creations”). Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Creation. Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be “work for hire” as defined in 17 U.S.C. § 101 and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

(b) All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive’s employment (whether or not developed by Executive) to identify the Company’s products or services (collectively, the “Marks”) and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive’s employment by the Company and relating to its business, shall be owned exclusively by the Company. Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

(c) Executive shall execute and deliver to the Company such formal transfers and assignments and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute such registration applications and other documents it deems useful to protect its rights under this Agreement. Any idea, copyrightable matter, or other property relating to the Company’s business and disclosed by Executive prior to the first anniversary of the Date of Termination shall be deemed to be governed hereby unless proved by Executive to have been first conceived and made after the Date of Termination.

(d) Executive acknowledges and understands that this Agreement does not apply to any invention that qualifies fully under the provisions of the Illinois Employee Patent Act, 765 ILCS 1060 seq. (i.e., an invention for which no Company equipment, supplies, facility, or trade secret information was used and which was developed entirely on the employee's own time and (1) does not relate to Company business and (2) does not result from any work performed by Executive for the Company).

11. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon Company and the Company and their respective successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, other than claims for specific performance or injunctive relief pursuant to Section 9, shall be settled by arbitration before one arbitrator conducted in Chicago, Illinois, and judgment upon any award rendered by the arbitrator may be entered in any Illinois state or United States federal court sitting in Chicago, Illinois.

13. Tax and Legal Considerations.

(a) Golden Parachute Gross-Up Payment. In the event it shall be determined that any payments due under this Agreement would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties (an “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of Federal and state income tax and Excise Tax imposed upon the Gross-Up Payment, Executive will have received an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such payments. All determinations required to be made under this Section 13(a), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to a Change-in-Control of the Corporation (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and Executive. Any Gross-Up Payment, as determined pursuant to this Section 13(a), shall be paid by the Company to Executive within ten (10) days of the determination. The determination by the Accounting Firm shall be binding upon the Corporation and Executive.

(b) Deferred Compensation Restrictions. It is intended that any amounts payable under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations promulgated thereunder. To avoid any penalties or excise tax on Executive as imposed by Section 409A, required payments to Executive upon termination of his employment shall be distributed on the later of (i) the dates specified in this Agreement or (ii) six (6) months after Executive’s Date of Termination. The term “termination of employment” and other similar terms used in this Agreement shall be construed to have the same meaning as is given to the term “Separation from Service” in Section 409A. Executive and the Company agree to cooperate to make such other amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code.

14. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Robert A. Pollan Global Capacity Group, Inc. 125 South Wacker - Suite 319 Chicago, IL 60606

with a copy to:

If to the Company:	Capital Growth Systems, Inc. 50 East Commerce Drive - Suite A Schaumburg, Illinois 60173

with a copy to:

Mitchell D. Goldsmith, Esq. Shefsky & Froelich Ltc. 111 East Wacker Drive Suite 2800 Chicago, IL 60601

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressees.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f) Words or terms used in this Agreement which connote the masculine gender are deemed to apply equally to female executives.

(g) If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, court costs and out-of-pocket expenses incurred in connection with that action or proceeding, in additional to any other relief which it or they may be entitled.

(h) Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any time be deemed a waiver or relinquishment of such right or remedy.

(i) If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement or the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

(j) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as expressly provided herein, the rights, benefits and obligations of Executive under this Agreement are personal to him, and any voluntary or involuntary alienation, assignment or transfer by Executive shall be null and void.

(k) This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein. This Agreement may not be modified or rescinded except by a written agreement signed by both parties.

[REMAINDER OF PAGE IS BLANK.]

IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused those present to be executed in its name on its behalf, all as of the day and year first above written.

COMPANY:	EXECUTIVE:

Capital Growth Systems, Inc.

By:	Robert A. Pollan
Its:

Date:

EXHIBIT A

RELEASE AGREEMENT

Capital Growth Systems, Inc. (the “Company”) and Robert A. Pollan (“Executive”) agree as follows:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated February ___, 2007 (the “Employment Agreement”); and

WHEREAS, the Company and Executive have agreed to terminate the Employment Agreement releasing each other from all further obligations except those specifically identified therein as surviving such termination.

THEREFORE, in consideration of the covenants and obligations set forth below, the Company and Executive agree as follows:

1. Separation from Employment. Executive’s employment with the Company will terminate on _________________.

2. Severance. The Company agrees to pay Executive severance benefits in accordance with the terms of the Employment Agreement, as may be amended from time to time, commencing as soon as practicable following the expiration of the rescission period referred to below.

3. Release of Claims. After adequate opportunity to review this Release Agreement and to obtain the advice of legal counsel of Executive’s choice, Executive hereby releases, acquits and forever discharges the Company, and all of its directors, officers, agents, employees, affiliates, parents, successors and assigns, from any and all liability whatsoever arising from or relating to (i) his employment by the Company, (ii) his separation from employment with the Company, or (iii) any other claim or liability, excluding liabilities from claims arising under this Release Agreement or under Sections 6(d) and 9 of the Employment Agreement, including those claims related to Executive’s vested Employee Options, vested Performance Options, Accrued Obligations, the obligations in paragraph 9(g) of the Employment Agreement, and any rights of indemnification from third party claims that existed prior to Executive’s termination. Subject to the foregoing, by this Release, Executive gives up any right to make a claim, bring a lawsuit, or otherwise seek money damages or court orders as a result of his employment by the Company, his separation from employment with the Company, or otherwise. Executive hereby acknowledges and intends that this Release applies to any statutory or common law claims which have arisen through the date of Executive’s signature below, including but not limited to, any and all claims of unpaid wages, stock options, wrongful termination, defamation, intentional or negligent infliction of emotional distress, negligence, breach of contract, fraud, and any claims under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Illinois Human Rights Act (IHRA), the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any other local, state or federal statutes. Executive acknowledges that this Release includes all claims Executive is legally permitted to release and as such does not apply to any claim for reemployment benefits, nor does it preclude Executive from filing a charge of discrimination with the state Department of Human Rights or the federal Equal Employment Opportunity Commission although Executive would not be able to recover any damages if Executive filed such a charge. This Release includes but is not limited to all claims relating to Executive’s employment and the separation of Executive’s employment. This Release Agreement shall be binding upon Executive and upon his heirs, administrators, representatives, executors, successors and assigns. Notwithstanding anything to the contrary contained herein, in no event shall this Release Agreement constitute a release by Executive of his rights with respect to accrued benefits to which he would otherwise be entitled under any of the Company's employee benefit plans, programs or other employee benefit arrangements (excluding any severance plans or arrangements).

4. Entire Agreement. This Release Agreement contains the entire agreement between Executive and the Company with respect to the subject matter hereof. No modification or amendment to this Release Agreement shall be valid or binding unless made in writing and signed by the parties. This Release Agreement will be interpreted under the laws of Illinois.

5. Notification of Rescission Rights.

(a) This Release Agreement contains a release of certain legal rights which Executive may have under the ADEA or the IHRA. Executive should consult with an attorney regarding such release and other aspects of this Release Agreement before signing.

(b) The termination of Executive’s employment by the Company will not be affected by Executive’s acceptance or failure to accept this Release Agreement. If Executive does not accept the terms hereof, or if Executive revokes his acceptance of this Release Agreement, the Company will not provide to him the benefits described herein.

(c) Executive has twenty-one (21) days to consider whether or not to sign this agreement, starting from the date he first receives a copy of this agreement. Executive may sign this agreement at any time during this twenty-one (21) day period.

(d) After Executive has accepted this Release Agreement by signing it, he may revoke his acceptance for a period of fifteen (15) days after the date he signed this Release Agreement. This Release Agreement will not be effective until this fifteen (15) day revocation period has expired.

(e) If Executive wishes to revoke his acceptance of this Release Agreement he must notify the Company in writing within the fifteen (15) day revocation period. Such notice must be delivered to the Company in person or mailed by certified mail, return receipt requested, addressed to: Capital Growth Systems, Inc., 50 East Commerce Drive, Suite A, Schaumburg, Illinois 60173, Attention: Board of Directors. If Executive fails to properly deliver or mail such written revocation as instructed, the revocation will not be effective.

I first received a copy of this Release Agreement on _____________________.

Date:	EXECUTIVE:

Robert A. Pollan

I agree to accept the terms of this Release Agreement.

COMPANY:	EXECUTIVE:

Capital Growth Systems, Inc.

By:	Robert A. Pollan
Its:

Date:	Date: